EXHIBIT 99.1
NEWS RELEASE
RANGE RESERVES INCREASE 25% TO 1.8 TCFE
FORT WORTH, TEXAS, JANUARY 24, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2006 increased 25% to 1.76 Tcfe. In total, the Company replaced 450% of production in 2006, including 377% from drilling. Drill bit finding cost in 2006 was $1.65 per mcfe. Included in the $1.65 is $0.21 associated with the Company’s fourfold increase in leasehold expenditures in 2006 of $80 million. Total all-in finding costs in 2006 including acquisitions were $2.13 per mcfe ($1.96 per mcfe excluding price revisions).
The pretax present value of the Company’s proved reserves at year-end, based on constant prices and costs and discounted at 10% totaled $2.8 billion. The valuation was based on prices of $5.64 per Mmbtu and $61.05 a barrel NYMEX, compared to $10.08 per Mmbtu and $61.04 a barrel one year earlier. At year-end, 82% of the proved reserves by volume were natural gas and 63% was attributable to proved developed reserves. The percentage of proved undeveloped reserves at year-end 2006 was essentially equal to year-end 2005, proforma for the Stroud acquisition. At year-end, the Company’s reserve life index stood at 16.4 years based on fourth quarter production levels. Approximately 86% of the Company’s reserves were audited by independent petroleum consultants. Total capital expenditures for 2006 excluding acquisitions were $625 million.
Commenting, John H. Pinkerton, Range’s President, said, “In a year where we saw significant increases in oilfield service costs and where we ramped up our leasehold expenditures to expand our emerging plays, we are extremely pleased to have increased our proved reserves by 25% at very attractive finding costs. Maintaining a low cost structure in times of significant growth is an extraordinary accomplishment. Most importantly, 377% reserve replacement with the drill bit at a finding cost of $1.65 per mcfe is outstanding performance and exceeded our targets. This was accomplished by the diligent efforts of the entire Range team. Looking to 2007, we are in an excellent position to continue to build significant value for our shareholders. With a drilling inventory of over 9,000 locations and a 3.3 million acre leasehold position, we anticipate another year of solid production and reserve growth at attractive finding costs.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected reserves quantities, present value of reserves, capital expenditures and finding and development costs in 2006 are still subject to audit and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
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Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817) 870-2601

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     www.rangeresources.com

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